Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Form S-8 (File Nos. 333-143663, 33-73506, 333-07441, 333-30525, 333-30605 and 333-120327) and on Form S-3 (File No. 333-146058, 333-69450 and 333-110623) of our reports dated March 14, 2008, with respect to the consolidated financial statements of Progressive Gaming International Corporation and Subsidiaries, Progressive Gaming International Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of Progressive Gaming International Corporation and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/    ERNST & YOUNG LLP

Las Vegas, Nevada

March 17, 2008